Exhibit 10.4

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, AGREES FOR THE BENEFIT OF THE COMPANY THAT THIS SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY PURSUANT TO AN EXEMPTION FROM REGISTRATION IN ACCORDANCE WITH RULE 144 (IF AVAILABLE) UNDER THE SECURITIES ACT, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

No. W- ______

Warrant to Purchase ________ Shares of
Common Stock (subject to adjustment)

WARRANT TO PURCHASE COMMON STOCK

of

MDU COMMUNICATIONS INTERNATIONAL, INC.

This Warrant (the “Warrant”) is issued to ____________________ or his, her or its permitted assigns (“Holder”) by MDU COMMUNICATIONS INTERNATIONAL, INC., a Delaware corporation (the “Company”), on September 11, 2006 (the “Warrant Issue Date”) for agreed upon consideration, receipt of which is hereby acknowledged.

This Warrant is one of one or more Warrants of the same form and having the same terms as this Warrant entitling the holders initially to purchase up to an aggregate of ________ shares of Common Stock. In order to induce the Holder and the other Lenders to enter into that certain Loan and Security Agreement dated as of September 11, 2006 by and among MDU Communications (USA) Inc. and the Lenders (including all annexes, exhibits and schedules thereto and as from time to time amended, restated, supplemented or otherwise modified the “Loan Agreement”). The Holder is entitled to certain benefits as set forth therein.

1.    Purchase Shares. Subject to the terms and conditions hereinafter set forth, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the holder hereof in writing), to purchase from the Company up to ________ shares of common stock, par value $0.001 per share (“Common Stock”), of the Company (the “ Warrant Share”) at the Exercise Price (defined below), subject to adjustment as provided in Section 8 hereof.

2.    Exercise Price. The purchase price for the Warrant Share shall be $___ per Warrant Share, as adjusted from time to time pursuant to Section 8 hereof (the “Exercise Price”).

3.    Exercise Period. This Warrant may be exercised at any time after the date hereof until 5:00 p.m., New York City time, September 11, 2011.

4.    Company's Obligation to Make Payments

(a)    The Company shall not declare, make or pay any dividend or other distribution, whether in cash, securities or other property, with respect to its Common Stock (a "Distribution") unless it concurrently makes a cash payment to the holder of this Warrant equal to the product of (1) the amount of cash plus the Fair Value of any property or securities distributed with respect to each outstanding share of Common Stock multiplied by (2) the number of shares of Common Stock then issuable upon exercise of this Warrant.

(b)    Tag-Along Rights. Each holder of a Warrant shall have the right to tag along in the sale of any Common Stock by the Company, in accordance with the letter agreement addressed to each holder, and any assignee, transferee or successor, a copy of which is attached hereto and made a part hereof.

(c)    "Fair Value" for the purposes hereunder means the fair value of the appropriate security, property, assets, business or entity (taking into account the value to such business or entity of any covenant not to compete in favor thereof) as determined by an opinion of an independent investment banking firm of national reputation (which may be the firm regularly retained by the Company) selected by the Company and reasonably acceptable to the holder(s) of this Warrant or, (who, if more than one, shall agree among themselves by a two-thirds majority). In the case of any event which gives rise to a requirement to determine "Fair Value" pursuant to this Warrant, the Company shall be responsible for initiating the process by which Fair Value shall be determined as promptly as practicable, but in any event within thirty (30) days, following such event. Such investment banking firm shall determine the fair value of the security, property, assets, business or entity, as the case may be, in question and deliver its opinion in writing to the Company and to each such holder. The determination so made shall be conclusive and binding on the Company and such holders. The fees and expenses of any such determination made by such investment banking firm shall be borne by the Company. In determining Fair Value, no discount shall be imposed by reason of a minority ownership interest or the illiquidity of the stock interest being valued. The Fair Value of the Warrant Shares shall be determined (a) without regard to the fact that the Warrant Shares may constitute a minority ownership interest in a closely held corporation and (b) without taking into account any obligation of the Company to repurchase the Warrant or the Warrant Shares pursuant to the terms of this Warrant. Notwithstanding the foregoing, if the Company shall have effected a public offering of Common Stock and the Common Stock is traded on a public market, Fair Value means, with reference to the Warrant Shares, the Current Market Price (as defined below) of the Common Stock as of any date of determination.

5.    Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 3 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(a)    the surrender of the Warrant, together with a duly executed copy of the form of Notice of Exercise attached hereto, to the Secretary of the Company at its principal offices set forth on the signature page hereof; and

(b)    the payment in the form of a certified or bank cashier’s check payable to the order of the Company in an amount equal to the Exercise Price multiplied by the number of Warrant Shares for which this Warrant is being exercised. At the option of such holder, payment of the Exercise Price may be made by deduction from the number of shares delivered upon exercise of the Warrant of a number of shares which has an aggregate Current Market Price on the date of exercise equal to the aggregate Exercise Price for all shares to be purchased pursuant to this Warrant.

(c)    "Current Market Price" as to any security on any date specified herein means the average of the daily closing prices for the thirty (30) consecutive trading days before such date excluding any trades which are not bona fide arm's length transactions. Unless otherwise requested by the holder hereof, this Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and the holder or transferee so designated in the Notice of Exercise shall be deemed to have become the holder of record of such shares for all purposes, as of the close of business on the date on which each of the Notice of Exercise, payment of the Exercise Price (unless a cashless exercise is being effected) and this Warrant are received by the Company.

6.    Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Warrant Shares so purchased shall be issued as soon as practicable thereafter (with appropriate restrictive legends, if applicable), and in any event within six (6) business days of the delivery of the Notice of Exercise.

7.    Issuance of Shares. The Company covenants that the Warrant Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof.

8.    Adjustment of Exercise Price and Kind and Number of Shares. The number and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a)    Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of this Warrant (i) subdivide its Common Stock, by split-up or otherwise, or combine its Common Stock, or (ii) issue additional shares of its Common Stock or other equity securities as a dividend with respect to any shares of its Common Stock; the number of shares of Common Stock issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision (by stock split, stock dividend or otherwise), or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Warrant Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 8(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend. In the event of a Dilutive Transaction (as defined below), the number of Warrant Shares thereafter purchasable upon exercise of each Warrant shall be determined by multiplying the number of shares of Common Stock theretofore purchasable upon exercise of such Warrant by a fraction, the numerator of which is shall be the fully-diluted number of shares of Common Stock outstanding immediately after such sale or issuance and the denominator of which shall be the fully-diluted number of shares of Common Stock outstanding immediately prior to such sale or issuance plus the number of shares of Common Stock which the aggregate consideration received for such sale or issuance would purchase at the greater of (i) the Exercise Price per share then in effect or (ii) the then Fair Value per share. “Aggregate consideration received” shall include the premium or other consideration to be paid upon the exercise or conversion of any security convertible into Common Stock. "Dilutive Transaction" shall mean any issuance by the Company (exclusive of issuances and transactions with current employees) after the Closing Date of shares of Common Stock (or Stock Purchase Rights or Convertible Securities that would permit the purchase of Common Stock) for a consideration less than the greater of (i) the Exercise Price per share then in effect or (ii) the then Fair Value per share. Within twenty (20) days after the receipt of such a notice, (i) the Company shall issue to the holder of this Warrant, for no additional consideration, additional warrants to acquire, at an exercise price equal to the proposed sale price of the shares being issued, a number of shares of Common Stock equal to the number of shares then being issued by the Company multiplied by such holder's percentage of the then total number of outstanding shares of Common Stock represented by the then outstanding Warrant and (ii) the holder of issued Warrant Shares shall have the right (but not the obligation) to inform the Company in writing that such holder elects to have issued to it, at the price equal to the proposed sale price of the other shares then being issued, a number of shares of Common Stock equal to the number of other shares then being issued multiplied by the percentage of the total number of outstanding shares of Common Stock represented by the issued warrant shares then held by the holder.

(b)    Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization, or change in the Common Stock of the Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 8(a) above), then, as a condition of such reclassification, reorganization, or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant (subject to adjustment of the Exercise Price as provided in Section 8), the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, or change by a holder of the same number of shares of Common Stock as were purchasable by the Holder immediately prior to such reclassification, reorganization, or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate Exercise Price shall remain the same.

(c)    Fundamental Transactions. If, at any time while this Warrant is outstanding, (1) the Company effects any merger or consolidation of the Company with or into another person or entity, (2) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by the Company or another person or entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (4) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then the Holder shall have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of the Warrant, such shares of stock, securities or assets (including cash) as would have been issuable or payable with respect to or in exchange for a number of Warrant Shares equal to the number of Warrant Shares immediately theretofore issuable upon exercise of the Warrant, had such Fundamental Transaction not taken place.

(d)    Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the holder of such event and of the number of shares of Common Stock or other securities or property thereafter purchasable upon exercise of this Warrant.

(e)  Issuance of New Warrant. Upon the occurrence of any of the events listed in this Section 8 that results in an adjustment of the type, number or exercise price of the securities underlying this Warrant, the Holder shall have the right to receive a new warrant reflecting such adjustment upon the Holder tendering this Warrant in exchange. The new warrant shall otherwise have terms identical to this Warrant.

9.    Covenants and Conditions.

(a)    No Impairment. Pursuant to the terms and conditions of this Warrant, Company shall: (i) reserve an appropriate number of shares of Company’s Common Stock to facilitate the issuance of shares to Holder pursuant to this Warrant, (ii) not take any action that would materially impair Company’s ability to comply with the terms of the Warrant, and (iii) provide Holder with at least ten (10) days prior written notice of the record date for any proposed dividend or distribution by the Company.

(b)    Registration Rights Agreement. The Company and the Holder shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) simultaneously with the execution of the Warrant on terms mutually agreeable to both parties.

10.    No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect, unless such cash payment is less than one dollar ($1.00).

11.    No Stockholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the shares of Common Stock issuable on the exercise hereof, including (without limitation) the right to vote such shares of Common Stock, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and such holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company. However, nothing in this Section 11 shall limit the right of the Holder to be provided the notices required under this Warrant.

12.    Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holder and their respective successors and assigns.

13.    Amendments and Waivers. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder. Any waiver or amendment effected in accordance with this Section shall be binding upon each holder of any shares of Common Stock purchased under this Warrant at the time outstanding (including securities into which such shares have been converted), each future holder of all such Shares, and the Company.

14.    Notices. Any notice, demand or other communication which any party hereto may be required, or may elect, to give to anyone interested hereunder shall be sufficiently given if delivered via fax, personally or by nationally recognized overnight courier service or sent by registered or certified mail, return receipt requested, addressed to such address as may be given herein, and, except as otherwise noted herein, must be addressed as follows:

    if to the Company, to:

    MDU Communications International, Inc.
    60-D Commerce Way
    Totowa, New Jersey 07512
    Attn: Sheldon Nelson
    Facsimile: (973) 237-9499

if to the Holder, to the Holder’s address as set forth on the Holder's signature page to the Purchase Agreement, marked for attention as there indicated,

or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance with the provisions of this Section 15. Any such notice or communication will be deemed to have been received: (A) in the case of facsimile, e-mail or personal delivery, on the date of such delivery; (B) in the case of nationally-recognized overnight courier, on the next business day after the date sent; and (C) if by registered or certified mail, on the third business day following the date postmarked.

15.    Attorneys’ Fees. If any action of law or equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to its reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which it may be entitled.

16.    Captions. The section and subsection headings of this Warrant are inserted for convenience only and shall not constitute a part of this Warrant in construing or interpreting any provision hereof.

17.    Governing Law. This Warrant shall be governed by the laws of the State of New York, without regard to the provisions thereof relating to conflict of laws.

IN WITNESS WHEREOF, MDU Communications International, Inc. caused this Warrant to be executed by an officer thereunto duly authorized.

MDU COMMUNICATIONS INTERNATIONAL, INC.

Date: __________________	By:
Sheldon Nelson
President and Chief Executive Officer

Attest:

By: _____________________________
Name: ___________________________
Title: ____________________________

(a)    NOTICE OF EXERCISE

To:	MDU Communications International, Inc.
Attn:	Corporate Secretary

The undersigned hereby elects to:

Purchase _________________ shares of Common Stock of MDU Communications International, Inc., pursuant to the terms of the attached Warrant and payment of the Exercise Price per share required under such Warrant accompanying this notice.

The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

HOLDER:

By: _____________________________ Name: ___________________________ Title: ____________________________

Address:

Date:

Name in which shares should be registered:

TAG-ALONG RIGHTS AGREEMENT

To Each Holder of a Warrant to Purchase Common Stock of MDU Communications International, Inc. and all Assignees, Transferees and Successors of such Holder:

Reference is made to the Warrants to Purchase Common Stock of MDU Communications International, Inc (the "Warrant(s)") issued pursuant to the Loan and Security Agreement between MDU Communications (USA), Inc. and _______________________ dated as of September 11, 2006. All capitalized terms used in this agreement which are defined in the Warrants are used as defined in the Warrants unless the context otherwise requires.

The undersigned, MDU Communications International, Inc., a Delaware corporation ("MDUC"), warrants, covenants and agrees with the holders of the Warrants, their assignees, transferees and successors (the "Warrantholders") as follows:

If the undersigned proposes any sale (other than pursuant to a public offering) (a "Sale") of Common Stock ("Common Stock") (or any securities convertible into or exercisable or exchangeable for Common Stock), that in total exceeds thirty percent (30%) of the then issued and outstanding number of shares of Common Stock, then it shall permit each Warrantholder to participate as a seller in such transaction such that such Warrantholder exercising his or its right of co-sale hereunder shall be entitled to sell a percentage of the Warrants which, if exercised, would equal one share of Common Stock that the proposed purchaser (a "Proposed Purchaser") is willing to acquire in the transaction, times his or its respective percentage ownership, immediately prior to the sale, of all outstanding common stock of all classes (assuming for purposes hereof full exercise of all options, warrants and rights to acquire Common Stock of any class, including, without limitation, the Warrants).

(a)    The undersigned shall give each Warrantholder written notice of a proposed Sale of Common Stock not less than 15 days before such Sale is to take place. The notice ("Sale Notice") shall set forth:

(i)    the name and address of the Proposed Purchaser,

(ii)    the name and address of each Warrantholder as shown on the records of the Company, the number of Warrants held by each Warrantholder, and the number of shares of Common Stock underlying each such Warrant,

(iii)    the number of shares of Common Stock proposed to be transferred and the number of shares issuable upon conversion, exercise or exchange of any other securities to be transferred by the undersigned,

(iv)    the proposed amount and form of consideration and terms and conditions of payment offered by such Proposed Purchaser, and

(v)    the signed agreement of the Proposed Purchaser acknowledging that he or it has been informed of this letter agreement and has agreed to purchase Warrants in accordance with the terms hereof.

(b)    The tag-along rights provided in this agreement may be exercised by any Warrantholder (an "Electing Warrantholder") by delivery of a written notice (the "Tag-Along-Notice") to the undersigned (with a copy to each other Warrantholder) within 30 days after receipt of the Sale Notice. The Tag-Along Notice shall state the number of Warrants which the Warrantholder wishes to include in such sale to the Proposed Purchaser.

(c)    The Proposed Purchaser shall purchase from each Electing Warrantholder the number of Warrants (or portion thereof) which, if exercised, would be equal to the number of shares of Common Stock derived by multiplying (x) the number of shares of Common Stock plus the number of shares issuable upon conversion, exercise or exchange of any other securities to be purchased by the Proposed Purchaser by a fraction (y) the numerator of which is the number of shares of Common Stock such Electing Warrantholder wishes to transfer and the denominator of which is the total number of underlying shares of all outstanding and Common Stock (assuming for purposes hereof full exercise of all options, warrants and rights to acquire Common Stock of any class, including, without limitation, the Warrants).

(d)    Any Warrants purchased from the Warrantholders pursuant to this agreement shall be purchased at the same price per share (less the Warrant Exercise Price) and otherwise on the same terms and conditions as the proposed Sale (it being understood and agreed that such terms and conditions do not include the making of any representations and warranties, indemnities or other similar Agreements other than representations, warranties and indemnities as to the ownership of such Warrants and the due authority to sell such Warrants).

MDU COMMUNICATIONS INTERNATIONAL, INC.

By:
Sheldon Nelson
President and Chief Executive Office